Exhibit 10.2

GENERAL RELEASE

I, David Westgate, in consideration of and subject to the performance by Jason Industries, Inc. (f/k/a Quinpario Acquisition Corp.) (the “Company”) of its material obligations under the Employment Agreement, dated as of June 30, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and any present and former directors, officers, agents, representatives, employees, subsidiaries, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.
I hereby voluntarily resign from my employment with the Company and its affiliates, including any position as an officer, director, member of the board of managers or directors (as applicable) or fiduciary of the Company or any of its affiliates or subsidiaries, effective as of November 6, 2015 (the “Resignation Date”). Contingent upon this General Release becoming effective and irrevocable and upon the conditions set forth in the Agreement, the Company agrees to provide me the payments or benefits set forth in paragraph 4(a) and more particularly set forth in Schedule A attached hereto (the “Severance Payments”).

2.
I understand that the Severance Payments, the manner of payment and amount of which are set forth in Schedule A attached hereto, represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Payments unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. In addition, (without condition of this General Release) the Company will pay the Accrued Obligations (as defined under the Agreement).

3.
In addition, for purposes of my outstanding Restricted Stock Units (“RSUs”) granted to me pursuant to the Restricted Stock Unit Agreement dated as of June 30, 2014 (the “Grant Agreement”), the Company agrees to treat my resignation as a termination without Cause (as defined in the Grant Agreement). For the avoidance of doubt, the RSUs will be treated as set forth on Schedule B hereto, subject to the terms and conditions set forth in the Grant Agreement.

4.
Except as provided in paragraph 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended, the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release. Notwithstanding anything contained in this General Release to the contrary, Claims shall not include (a) any claims I may have against the Released Parties for a failure to comply with, or a breach of, any provision of the Agreement, (b) any rights I may have to indemnification (i) as an officer, director or employee under the Agreement, Articles of Incorporation or By-Laws of any of the Released Parties or (ii) pursuant to any insurance policies or contracts of any of the Released Parties or (c) any claims I may have against the Released Parties for vested benefits as of the date of the termination of my employment under any agreement, plan or program of any of the Released Parties.

5.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 4 as of the execution of this General Release.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement (other than the Accrued Obligations) if I challenge the validity of this General Release.

8.
I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are in or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including transportation, lodging and meals, upon my submission of receipts.

9.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

10.
I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

11.
Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-

regulatory organization or governmental entity.

12.
Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY FIRST RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

/s/ David C. Westgate
David Westgate
November 10, 2015

JASON INDUSTRIES, INC.

/s/ Sarah C. Sutton
By: Sarah C. Sutton
Its: Chief Financial Officer

SCHEDULE A

SEVERANCE PAYMENTS

The Company shall provide me with the following, subject to the terms and conditions set forth in the Agreement and the General Release (including, without limitation, my continued compliance with paragraphs 6, 7, 8 and 9 of the Agreement):
1.    An amount equal to $4,077,000, payable in monthly installments for a period of twelve (12) months following the Resignation Date (the “Severance Period”).
2.    An amount equal to $182,271, payable in a cash lump sum within sixty (60) days following the Resignation Date.
3.    Subject to my continued eligibility for Benefits (as defined in the Agreement), continued Benefits during the period beginning on the Resignation Date and ending on the first to occur of (i) the date eighteen (18) months after the Resignation Date and (ii) the first day after the Resignation Date on which I accept employment from a company or entity other than a member of the Company Group (as defined in the Agreement).
4.    Outplacement services provided by a nationally-recognized outplacement firm, such services to be commensurate with the services commonly provided to a person in a position comparable to my position as Chief Executive Officer of the Company.

SCHEDULE B

TREATMENT OF EQUITY AWARDS

Time-Vesting RSUs: 208,407 time-vesting RSUs will become fully vested as of the Resignation Date (in addition to time-vesting RSUs having vested previously).

Stock-Price Vesting RSUs: 364,710 stock-price vesting RSUs will remain outstanding and eligible to vest for a period of one (1) year following the Resignation Date, subject to the following vesting conditions:

(i)     common stock price equals or exceeds $12.00 in any twenty (20) trading days within a thirty (30) trading day period, then 91,177.5 RSUs vest;

(ii)     common stock price equals or exceeds $13.50 in any twenty (20) trading days within a thirty (30) trading day period, then an additional 91,177.50 RSUs vest (a total of 182,355 RSUs);

(iii)     common stock price equals or exceeds $15.00 in any twenty (20) trading days within a thirty (30) trading day period, then an additional 91,177.50 RSUs vest (a total of 273,532.5 RSUs);

(iv)     common stock price equals or exceeds $17.00 in any twenty (20) trading days within a thirty (30) trading day period, then an additional 91,177.50 RSUs vest (a total of 364,710 RSUs).

EBITDA - Less CapEx Vesting RSUs: 247,303 EBITDA - Less CapEx vesting RSUs will remain outstanding and eligible to vest following the Resignation Date, subject to the achievement of the performance criteria set forth in the Grant Agreement.

The Company agrees that it will use the same Cumulative EBITDA Less CapEx performance for determining the vesting of your EBITDA - Less CapEx RSUs as is used for determining the vesting of similar awards issued to other senior executives for the same performance period.